Exhibit (a)(5)(D)

Corium International, Inc.

Equity Notice

November 5, 2018

You are receiving this notice (this “Notice”) because you hold one or more of the following awards granted or issued under the Corium International, Inc. (the “Company”) 2012 Equity Incentive Plan, 2014 Equity Incentive Plan or 2014 Employee Stock Purchase Plan:

•                                          shares of the Company’s Common Stock (“Company Shares”);

•                                          options to purchase shares of the Company’s Common Stock (“Company Options”); and/or

•                                          restricted stock units for Shares of the Company’s Common Stock (“Company RSUs”).

As you likely are aware, the Company expects to be acquired by Gurnet Holding Company (“Gurnet”).  For purposes of this Notice, the acquisition and its governing document are referred to as the “Merger” and the “Merger Agreement”, respectively, and the closing of the Merger is referred to as the “Closing.”  Capitalized terms that are not defined in this notice (this “Notice”) will have the meanings given to those terms in the Merger Agreement.

The purpose of this Notice is to inform you of how Company Shares, Company Options and Company RSUs will be treated as a result of the Merger.

Please read this notice carefully.

Please note that the treatment of Company equity under the Merger Agreement is complex.  The summary provided in this Notice is qualified in its entirety by the terms of the Merger Agreement, a copy of which is available from the Company upon request, and is publicly available on www.sec.gov.

Any payments with respect to your Company Shares, Company Options and Company RSUs will be made without interest and, if applicable, will be subject to reduction and withholding by the Company and/or Gurnet for applicable federal, state, or local income taxes and social security taxes.

Certain Values Used in this Notice:

•                                          The “Closing Amount” is $12.50, which is the amount to be paid per share of Company Common Stock in the Merger as provided in the Merger Agreement.

•                                          A “CVR” is the right to receive an additional contingent cash payment per share if the United States Food and Drug Administration approves a new drug application for Corplex Donepezil on or prior to March 31, 2020 (the “CVR Event”), as provided in the Merger Agreement.  Please note that there is no guarantee that the CVR Event will occur, and the CVR may never be paid.  The amount payable under a CVR is either $0.50, if the CVR Event occurs, or zero if it does not occur.

Summary of Treatment of Your Company Shares Under the Merger Agreement

If you hold Company Shares that are validly issued and outstanding at the Closing, your Company Shares will be cancelled and in exchange you will be entitled to receive a cash payment (the “Merger Consideration”) in an amount equal to:

(A)        the number of your Company Shares, multiplied by the Closing Amount; and

(B)        one CVR for each of your Company Shares.

Therefore, if the CVR Event occurs, your Merger Consideration would equal $13.00 per Company Share, and if the CVR Event does not occur, your Merger Consideration would equal $12.50 per Company Share.

Summary of Treatment of Your Company Options Under the Merger Agreement

Company Options will be cashed out as described more fully below; you do not have to exercise your Company Options prior to the Closing.  Below are some terms that will help you understand the treatment of Company Options.

Company Options that have a per share exercise price that is less than the “Closing Amount” are “In the Money.”

Company Options that have vested and are exercisable in accordance with your vesting schedule as described in your stock option agreement are “Vested Company Options.”  Company Options that have not vested and are not exercisable in accordance with your vesting schedule as described in your stock option agreement are “Unvested Company Options.”

In order to receive payment for your Company Options, you must sign and deliver an acknowledgment agreement to be provided to you by the Company in accordance with the instructions that accompany that agreement.  Under the terms of that acknowledgement agreement, you consent to the treatment of your Company Options in accordance with the terms of the Merger Agreement.

In the Money Vested Company Options — Cancellation & Payment.

If you hold In the Money Vested Company Options that are validly issued, outstanding and unexercised at the Closing, such options will be cancelled and in exchange for each such option you will be entitled to receive a cash payment (the “Option Consideration”) in an amount equal to:

(A)        the number of shares of Company Common Stock subject to the In the Money Vested Company Option, multiplied by the Closing Amount minus the per share exercise price of such In the Money Vested Company Option; and

(B)        one CVR for each share of Company Common Stock subject to the In the Money Vested Company Option.

For the purposes of example only, if the exercise price per share of your In the Money Vested Company Option is $0.45 per share, your Option Consideration would be equal to :  (x) a payment of $12.05 per share of Common Stock underlying such In the Money Vested Company Option, and (y) an additional payment of $0.50 per share if the conditions to payment of the CVR are satisfied.

These cash payments will be paid through the Company’s payroll less applicable withholding taxes.

Cancellation of Out of the Money Vested Company Options

For the avoidance of doubt, Vested Company Options that have a per share exercise price that is more than the Closing Amount will be cancelled without payment at the Closing.

Exercise Deadline.

You are not required to exercise your Company options in connection with the Merger. However, you may choose to exercise your outstanding and exercisable In the Money Vested Company Options prior to the Closing.  To do so, you will need to submit your option exercise materials and payment for both the exercise price and any applicable taxes to the Company no later than 11:59pm PT on Friday, November 16, 2018.  To the extent that you exercise any In the Money Vested Company Options, you will be a holder of Company Shares.  Please see the discussion above for more information regarding how Company Shares are treated in the Merger.

Unvested Company Options held by Continuing Employees or Continuing Consultants — Cancellation & Exchange.

If you hold Unvested Company Options that are validly issued, outstanding and unexercised at the Closing, such options will be cancelled and in exchange you will be entitled to receive a cash payment (the “Unvested Option Consideration”) in an amount equal to the number of shares of Company Common Stock subject to the Unvested Company Option, multiplied by the Closing Amount minus the per share exercise price of such Unvested Company Option.

These cash payments will be paid through the Company’s payroll less applicable withholding taxes.

The Unvested Option Consideration will be subject to the same restrictions and vesting arrangements applicable to the Unvested Company Options, which means that the Unvested Option Consideration will vest and become payable subject to your continued service after the Merger and through the date of each applicable payment.  To the extent your Unvested Company Options are subject to any agreements providing for acceleration of vesting pursuant to applicable award agreements, employment agreements, severance agreements or other agreements or arrangements in effect as of the Closing, those acceleration rights will remain in effect.

For the purposes of example only, if the exercise price per share of your Unvested Company Option is $0.45 per share, your Unvested Option Consideration would equal $12.05 per share of Common Stock underlying such Unvested Company Option.

Cancellation of Out of the Money Unvested Company Options

For the avoidance of doubt, Unvested Company Options that have a per share exercise price that is more than the Closing Amount will be cancelled without payment at the Closing.

Cancellation of Unvested Company Options held by Non-Continuing Employees

If you are not a continuing employee, meaning you are not employed by the Company immediately before the Closing or you do not continue in such employment or service immediately following the Closing, your Unvested Company Options will be cancelled without payment at the Closing.

Summary of Treatment of Your Company RSUs Under the Merger Agreement

Company RSUs that have vested in accordance with your vesting schedule as described in your RSU agreement are “Vested Company RSUs.”  Company RSUs that have not vested in accordance with your vesting schedule as described in your RSU agreement are “Unvested RSUs.”

In order to receive payment for your Company RSUs, you must sign and deliver an acknowledgment agreement to be provided by the Company in accordance with the instructions that accompany that agreement.  Under the terms of that acknowledgement agreement, you consent to the treatment of your Company RSUs in accordance with the terms of the Merger Agreement.

Vested Company RSUs — Cancellation & Payment.

If you hold Vested Company RSUs that are validly issued, outstanding and have not yet settled at the Closing, such RSUs will be cancelled and in exchange you will be entitled to receive a cash payment in an amount equal to (the “RSU Consideration”):

(A)        the number of shares of Company Common Stock subject to the Vested Company RSUs, multiplied by the Closing Amount; and

(B)        one CVR for each share of Company Common Stock subject to the Vested Company RSUs.

These cash payments will be paid through the Company’s payroll less applicable withholding taxes.

For the purposes of example only, your RSU Consideration would equal: (x) a payment of $12.50 per share of Common Stock underlying such Vested Company RSU, and (y) an additional payment of $0.50 per share if the conditions to payment of the CVR are satisfied.

Unvested RSUs held by Continuing Employees or Continuing Consultants — Cancellation & Exchange.

If you hold Unvested RSUs that are validly issued and outstanding at the Closing, such RSUs will be cancelled and in exchange you will be entitled to receive a cash payment (without interest) in an amount (the “Unvested RSU Consideration”) equal to the number of shares of Company Common Stock subject to the Unvested Company RSUs multiplied by the Closing Amount. Therefore, your Unvested RSU Consideration would equal $12.50 per share of Common Stock underlying such Unvested Company RSU.

These cash payments will be paid through the Company’s payroll less applicable withholding taxes.

The Unvested RSU Consideration will be subject to the same restrictions and vesting arrangements applicable to the Unvested Company RSUs, which means that the Unvested RSU Consideration will vest and become payable subject to your continuous service after the Merger.  To the extent your Unvested RSU is subject to any agreements providing for acceleration of vesting pursuant to applicable award agreements, employment agreements, severance agreements or other agreements or arrangements in effect as of the Closing, those acceleration rights will remain in effect.

Cancellation of Unvested Company RSUs held by Non-Continuing Employees.

If you are not a continuing employee, meaning you are not employed by the Company immediately before the Closing or you do not continue in such employment immediately following the Closing, your Unvested Company RSUs will be cancelled without payment at the Closing.

Summary of Contingent Payments Under the Transition Bonus Plan

The Company has adopted a Transition Bonus Plan (the “Transition Bonus Plan”) in connection with the Merger and which will become effective on Closing.  Its purpose is to pay a cash bonus to certain employees based on achievement of the first commercial sale of Corplex Donepezil.  You will be advised if you are eligible and what your potential Performance Bonus will be. This plan has no effect on your eligibility for other Company bonuses.

Participants under the Transition Bonus Plan will be eligible to receive a cash payment (the “Performance Bonus”) upon the first commercial sale of Corplex Donepezil.  Please note that there is no guarantee that the conditions of the Performance Bonus will ever be satisfied, and the Performance Bonus may never be paid.

In order to receive payment of any Performance Bonus, you must remain employed by the Company through the payment date.  You will also remain eligible for payment of any Performance Bonus if your employment is involuntarily terminated following the Closing by the Company without “cause” or because of your resignation for “good reason,” as provided in the Transition Bonus Plan; you would also have to sign and timely deliver an effective release of claims (in a form to be provided by the Company).  Any payments under the Transition Bonus Plan will be subject to reduction and withholding for applicable federal, state, or local income taxes and social security taxes.

United States Federal Income Tax Implications

Please note that the treatment of your Company Shares, Company Options and Company RSUs in the Merger and your participation under the Transition Bonus Plan, may result in tax liability.  You are strongly encouraged to consult with any tax, legal and other advisers that you deem advisable regarding the treatment of your Company Shares, Company Options and Company RSUs and your participation under the Transition Bonus Plan, as applicable.  You should not rely on the Company, Gurnet or any of their subsidiaries or representatives for any tax, legal or other professional advice.  If you are subject to taxation outside of the United States, you should consult your tax adviser.

For reference, the amount payable under a CVR, assuming the CVR Event occurs, is approximately $0.50.  As part of the fairness opinion rendered to the Company’s Board of Directors, and taking into account the probability of achievement of the CVR Event, the Company has received an opinion that the fair market value of a CVR as of the Closing is currently estimated to be $0.39 (the “Estimated CVR Closing FMV”).   The Estimated CVR Closing FMV is not binding on Company holders or the IRS; however, where relevant, the Company intends to use the Estimated CVR Closing FMV for tax reporting purposes as to the fair market value of the CVRs at the Closing Date.  If the full CVR payment is made, the discussion below addresses how to treat the additional $0.11 of payments per CVR; this difference between the $.50 per CVR over the $0.39 Estimated CVR Closing FMV is referred to as the “Excess CVR Value.”

Please be advised that Solium (or Merrill Lynch, as applicable) will provide a Form 1099-B to Company equity holders who receive capital gains payments related to their Company equity in connection with the Merger.

Company Shares

See below for the tax treatment of shares acquired on exercise of options, settlement of RSUs, and under the ESPP.  Generally, the exchange of Company Shares for cash and CVRs in the Offer and the Merger will be a fully taxable transaction for U.S. federal income tax purposes, and generally subject to the tax consequences described in Section 5 of the Offer to Purchase.  This discussion supplements and should be read together with Section 5 of the Offer to Purchase.  The tax treatment of Company Shares sold by employee holders will also depend on whether the Company Shares were purchased in connection with the exercise of an incentive stock option (“ISO”) or a non-statutory stock option (“NSO”); it will also depend on how long a holder has the shares and other considerations.  The amount, character and timing of any gain or loss resulting from the sale of Company Shares generally will be determined separately with respect to each block of stock owned by a holder.  For example, if a holder acquired shares in 2016 and 2017, those shares will be considered separately.

Vested Company Options

Upon the cash out of Vested Company Options, a holder will recognize ordinary income in the amount of any Option Consideration that is paid with respect to Vested Company Options at the time such consideration is paid, including any payments made under a CVR, regardless of whether the underlying Company Options currently qualify as ISOs or are NSOs.  If the holder is or was an employee of the Company, the Company will withhold applicable income taxes and FICA, Medicare and other employment taxes on such payments, including any payments under a CVR received as Option Consideration.  Members of the Board of Directors and consultants will not be subject to withholding in connection with such sales.  However, such holders are still required to pay all applicable taxes to the IRS and state taxing authorities and, as such are urged to consult their tax advisors to determine the correct tax owed and to determine whether they are required to make estimated tax payments.

Vested Company RSUs

Upon the payment of RSU Consideration, a holder will recognize ordinary income in the amount of any RSU Consideration that is paid with respect to Vested Company RSUs at the time such consideration is paid, including any payments made under a CVR.  If the holder is or was an employee of the Company, Company will withhold applicable income taxes and FICA, Medicare and other employment taxes on such payments, including any payments under a CVR received as RSU Consideration.  Members of the Board of Directors and consultants will not be subject to withholding in connection with such sales.  However, such holders are still required to pay all applicable taxes to the IRS and state taxing authorities and, as such are urged to consult their tax advisors to determine the correct tax owed and to determine whether they are required to make estimated tax payments.

Unvested Company Options and Unvested Company RSUs

A holder will recognize ordinary income in the amount of any Unvested Option Consideration and/or Unvested RSU Consideration that is paid with respect to Unvested Company Options and Unvested Company RSUs at the time such consideration is paid (and, with respect to Unvested Company Options, regardless of whether the underlying Company Options currently qualify as ISOs or NSOs).  If the holder is or was an employee of the Company, the holder will be subject to income tax withholding, and withholding for FICA, Medicare and other employment taxes on such payments.  Members of the Board of Directors and consultants will not be subject to withholding in connection with such sales.  However, such holders are still required to pay all applicable taxes to the IRS and state taxing authorities and, as such are urged to consult their tax advisors to determine the correct tax owed and to determine whether they are required to make estimated tax payments.

Outstanding Company Shares

Company Shares Acquired Under the Company 2014 Employee Stock Purchase Plan (the “ESPP”) That Do Not Satisfy ESPP Holding Periods

A holder who sells Company Shares acquired under the ESPP may recognize both ordinary income and capital gain or loss if the sale occurs within 1 year from the actual purchase date or within 2 years from the start date of the applicable offering period under the ESPP during which the Company Shares were purchased (an “ESPP disqualifying disposition”).

Upon an ESPP disqualifying disposition, the holder will recognize ordinary income in an amount equal to the difference between the fair market value of the Company Shares on the actual purchase date and the purchase price paid for the Company Shares.  When the Company reports disqualifying dispositions that relate to Company Shares purchased under the ESPP in connection with the Closing of the Merger and the Offer, the Company intends to report the fair market value of the Company Shares as equal to $12.89 (i.e., $12.50, plus the Estimated CVR Closing FMV).  Any additional gain recognized as a result of receipt of the Excess CVR Value may be treated as additional capital gain from the sale of the Company Shares.  The ordinary income attributable to the sale of Company Shares acquired under the ESPP as described above will be reported by the Company on the holder’s 2018 IRS Form W-2.  The Company is not required to withhold any taxes and will not make any withholdings in connection with such sales.  However, holders are still required to pay all applicable taxes to the IRS and state taxing authorities.  As such, holders are urged to consult their tax advisors to determine the correct tax owed and the tax consequences of receiving a CVR, including how the Excess CVR Value should be treated.  Holders should refer to Section 5 of the Offer to Purchase for certain tax consequences of the exchange of Company Shares for CVRs generally.

Company Shares Acquired Under the Company ESPP That Do Satisfy ESPP Holding Periods

A holder who sells Company Shares acquired under the ESPP may recognize both ordinary income and capital gain or loss if the sale occurs more than 1 year from the actual purchase date and more than 2 years from the start date of the applicable offering period under the ESPP with respect to which the Company Shares were purchased (an “ESPP qualifying disposition”).

Upon an ESPP qualifying disposition, the holder will recognize ordinary income in an amount equal to the lesser of (a) the difference between the fair market value of the Company Shares on the date of the qualifying disposition (including, for this purpose, the Estimated CVR Closing FMV) and the purchase price paid for the Company Shares or (b) 15% of the fair market value of the Company Shares on the last trading day before the start of the applicable offering period during which such Company Shares were purchased.  Any additional gain in excess of such ordinary income (which may include Excess CVR Value when received, if any) may be capital gain.  The ordinary income attributable to the sale of Company Shares acquired under the ESPP as described above will be reported by the Company on the holder’s 2018 IRS Form W-2.  The Company is not required to withhold any taxes and will not make any withholdings in connection with such sales.  However, holders are still required to pay all applicable taxes to the IRS and state taxing authorities.  As such, holders are urged to consult their tax advisors to determine the correct tax owed and the tax consequences of receiving a CVR, including how the Excess CVR Value should be treated.  Holders should refer to Section 5 of the Offer to Purchase for certain tax consequences of the exchange of Company Shares for CVRs generally.

If the fair market value of the shares (which will likely reflect the Estimated CVR Closing FMV) on the date of the ESPP qualifying disposition is less than the purchase price a holder paid for the shares, there will be no ordinary income, and any loss recognized will generally be a capital loss.

Company Shares Acquired Through Exercise of an ISO That Do Not Satisfy ISO Holding Periods

The discussion in this paragraph assumes the holder acquired vested shares upon exercise, or otherwise acquired unvested shares with an effective Section 83(b) election.

A holder who sells Company Shares acquired through the exercise of a vested ISO may recognize both ordinary income and capital gain or loss if the sale occurs within 1 year from the date of exercise or within 2 years from the date the Company granted the ISO (a “disqualifying disposition”).  A holder will have income if the amount of cash received exceeds the exercise price of the ISO.  Upon a disqualifying disposition of Company Shares, a holder’s gain on the sale of shares will generally be treated as ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date the ISO was exercised and the exercise price. Any additional gain in excess of such ordinary income may be capital gain.

If the Company is required to report income in connection with the closing of the Merger and the Offer that relates to an exercise of an ISO, the Company intends to report the fair market value of the shares as $12.89 (i.e., $12.50, plus the Estimated CVR Closing FMV).

The ordinary income attributable to the sale of Company Shares acquired upon exercise of an ISO as described above will be reported by the Company on the holder’s 2018 IRS Form W-2.  The Company is not required to withhold any taxes and will not make any withholdings in connection with such sales.  However, holders are still required to pay all applicable taxes to the IRS and state taxing authorities.  As such, holders are urged to consult their tax advisors to determine the correct tax owed and the tax consequences of receiving a CVR, including how the Excess CVR Value should be treated.

Holders should refer to Section 5 of the Offer to Purchase for certain tax consequences of the exchange of Company Shares for CVRs generally.

Company Shares Acquired Through Exercise of an ISO That Do Satisfy ISO Holding Periods

A holder who sells shares that were acquired upon the exercise of a vested ISO will generally recognize capital gain or loss on the sale if the sale occurs more than 1 year from the date of exercise and more than 2 years from the date of grant of the ISO (a “qualifying disposition”).  The holder will have capital gain or loss equal to the difference between the amount of cash received and the exercise price, multiplied by the number of such Company Shares.  Holders will otherwise be subject to similar treatment to Company Stockholders who acquired stock in connection with exercise of an NSO. See discussion below and Section 5 of the Offer.  The Company will not report a qualifying disposition on the holder’s IRS Form W-2 for 2018.  The Company is not required to withhold any taxes and will not make any withholdings in connection with such sales.  However, holders are still required to pay all applicable taxes to the IRS and state taxing authorities.  As such, holders are urged to consult their tax advisors to determine the correct tax owed and the tax consequences of receiving a CVR, including how the Excess CVR Value should be treated.

If the fair market value of the shares on the date of the qualifying disposition is less than the purchase price a holder paid for the shares, there will generally be no ordinary income, and any loss recognized will generally be a capital loss.

Alternative Minimum Tax

Please note that, in all cases, there may be additional tax implications if a holder is subject to the alternative minimum tax (“AMT”), and holders are urged to consult their tax advisors in this regard.

Company Shares Acquired Through Exercise of an NSO

A holder who sells shares that were acquired upon the exercise of an NSO will generally recognize capital gain or loss on the sale, provided that such Company Shares were a capital asset in the hands of such holder at the date of sale.  Any such capital gain or loss will be long-term capital gain or loss if the Company Shares being disposed of were held by such holder for more than one year as of the date of the sale; otherwise, such capital gain or loss will be short-term capital gain or loss.

If the amount of cash received is greater than the fair market value of the Company Shares on the date of exercise of the NSO, the amount of capital gain recognized will be the difference between the amount realized and such fair market value, multiplied by the number of Company Shares.  If the amount realized is less than the fair market value of the Company Shares on the date of exercise of the NSO, the amount of capital loss recognized will be the difference between such fair market value and the amount of cash received and if “reasonably ascertainable,” the Estimated CVR Closing FMV, multiplied by the number of Company Shares.  Alternatively, if the fair market value of the CVRs were not considered to be “reasonably ascertainable,” no loss would generally be recognized until the CVR Event occurred or failed to occur.  Holders recognizing losses should consult their own tax advisors regarding the impact of CVRs on the recognition of loss in the Merger and the Offer.

The Company is not required to withhold any taxes on capital gains in connection with such sales.  However, holders are still required to pay all applicable taxes to the IRS and state taxing authorities.  As such, holders are urged to consult their tax advisors to determine the correct tax owed and the tax consequences of receiving a CVR, including how the Excess CVR Value should be treated, and to determine whether they are required to make estimated tax payments.

Transition Bonus Plan

A participant under the Transition Bonus Plan will recognize ordinary income in the amount of any Performance Bonus at the time the Performance Bonus is paid.  If the participant is or was an employee of the Company, the participant will be subject to income tax withholding, and withholding for FICA, Medicare and other employment taxes, on the Performance Bonus.  However, such participants are still required to pay all applicable taxes to the IRS and state taxing authorities and, as such are urged to consult their tax advisors to determine the correct tax owed and to determine whether they are required to make estimated tax payments.

General

THE FOREGOING SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE TREATMENT OF COMPANY SHARES, COMPANY OPTIONS OR COMPANY RSUS IN CONNECTION WITH THE MERGER OR PARTICIPATION UNDER THE TRANSITION BONUS PLAN.  PLEASE ALSO NOTE THAT IN THE EVENT OF A CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS NOTICE AND THE TERMS OF THE MERGER AGREEMENT (OR ANY OTHER TRANSACTION DOCUMENT REFERENCED THEREIN), THE TERMS OF THE MERGER AGREEMENT (OR SUCH OTHER TRANSACTION DOCUMENT) CONTROLS.

ALL EQUITY HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES AND FINANCIAL CONSEQUENCES TO THEM OF THE MERGER AND TREATMENT OF EQUITY AND ANY POTENTIAL EXERCISE OF OPTIONS, IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

If you have any questions regarding this Notice, the Merger or the transactions contemplated thereby, please contact Christina Dickerson at christina@coriumtech.com.  If the Merger is not consummated, this Notice shall be null and void, your Company Shares, Company Options, and Company RSUs will continue to be governed by their existing terms and the Transition Bonus Plan shall not become effective.

Christina Dickerson will be holding employee meetings this week. Please stay tuned and watch for e-mails with proposed dates and times.